Exhibit 99.1

Green Dot Corporation Appoints Peter Feld to Its Board of Directors
Austin, TX – March 14, 2022 – Green Dot Corporation today announced the appointment of Peter Feld to its Board of Directors, effective March 11, 2022. Mr. Feld is a Managing Member, Portfolio Manager and the Head of Research of Starboard Value LP and has extensive experience serving on boards of companies spanning technology, information security, healthcare, and other consumer and B2B growth sectors.
“I am pleased to welcome Peter to the Green Dot board, as he brings valuable perspectives as an investor and a wealth of experience from serving as a board member to a wide spectrum of public companies,” said William I Jacobs, chairman of the board of Green Dot Corporation. “His ability to help companies ascertain and unlock growth opportunities will prove valuable to the company as it invests to transform to become the leading digital banking platform in the US. As Starboard is one of our largest long-term shareholders, who we’ve built a positive and productive relationship with, we appreciate his confidence in our strategy, and look forward to his input and contributions.”
Mr. Feld is currently Chair of the Board of GCP Technologies Inc. and serves on the board of NortonLifeLock Inc. (formerly known as Symantec Corporation). Previously, Mr. Feld served on the boards of Magellan Health, Inc., AECOM, Marvell Technology Group Ltd., The Brink’s Company, Insperity, Inc., Darden Restaurants, Inc., Tessera Technologies, Inc., Unwired Planet, Inc., Integrated Device Technology, Inc., CPI Corp. and SeaChange International, Inc.
“I am excited to join the Green Dot board and look forward to working with management and my fellow directors”, said Peter Feld. “We believe Green Dot is well positioned to capitalize on the evolution of digital banking through its strong partnerships and customer base. We believe the company is deeply undervalued with significant opportunities for long-term value creation. I thank Green Dot for welcoming me onto the board and will do my part to serve the best interest of all shareholders.”
Prior to founding Starboard in 2011, Mr. Feld was a Managing Director and Head of Research at Ramius LLC for the funds that comprised the Value and Opportunity investment platform. Prior to joining Ramius in February 2005, Mr. Feld was an analyst in the Technology Investment Banking group at Banc of America Securities LLC. Mr. Feld graduated from Tufts University, where he received a B.A. in Economics.
“Peter’s deep expertise and leadership in technology and other growth sectors will serve us well as we work to unlock Green Dot’s potential as a leading digital bank and fintech,” said Dan Henry, CEO of Green Dot. “We are excited to welcome Peter to our board, and I know we will all learn and benefit from his contributions and expertise.”
About Green Dot
Green Dot Corporation (NYSE: GDOT) is a financial technology and registered bank holding company committed to giving all people the power to bank seamlessly, affordably, and with confidence. Green Dot’s technology platform enables it to build products and features that address the most pressing financial challenges of consumers and businesses, transforming the way they manage and move money and making financial empowerment more accessible for all.
Green Dot offers a broad set of financial services to consumers and businesses including debit, checking, credit, prepaid, and payroll cards, as well as robust money processing services, tax refunds, cash deposits and disbursements. Its flagship digital banking platform GO2bank offers consumers simple and accessible mobile banking designed to help improve financial health over time. The company’s banking platform services business enables a growing list of the world’s largest and most trusted consumer and technology brands to deploy customized, seamless, value-driven money management solutions for their customers.

Founded in 1999, Green Dot has served more than 33 million customers directly and many millions more through its partners. The Green Dot Network of more than 90,000 retail distribution locations nationwide, more than all remaining bank branches in the U.S. combined, enables it to operate primarily as a “branchless bank.” Green Dot Bank is a subsidiary of Green Dot Corporation and member of the FDIC. For more information about Green Dot’s products and services, please visit http://www.greendot.com/